Contact Information
Company Contact	Investor Relations
American Racing Capital, Inc	Corporate Evolutions, Inc.
Robert Koveleski	Susan U
1-800-230-7132	516-482-6565
info@americanracingcapital.com	SusanU@corporateevolutions.com
www.americanracingcapital.com	www.corporateevolutions.com

American Racing Capital, Inc. / ANRC Announces Purchase Option Agreement on Motor Speedway in Mississippi

San Diego, CA: September 20, 2007: American Racing Capital, (OTCBB: ANRC), a company specializing in the Motorsports Industry, announced today that the Company has signed an Option to Purchase agreement on Magnolia Motor Speedway in Columbus, Mississippi. Negotiations are complete and the sale will move forward subject to the Company completing its financing. Due diligence and the land appraisal have come back favorably on the 100 plus acre parcel. In addition to the Speedway, there is an established tenant on a portion of this under utilized parcel. There is an opportunity for American Racing Capital to increase revenue by utilizing a portion of this large parcel for other local business developments.

Bob Koveleski, President of American Racing Capital said, “This is the right opportunity showing up at the right time. We have been hard at work traveling to and analyzing several facilities across the country that would fit our business model. Magnolia Motor Speedway is a perfect fit to American Racing Capital’s business model, such as the recent announcement of managing Nashville’s Music City Motorplex, http://musiccitymotorplex.com/. The Company continues to aggressively pursue additional ventures in other regions of the US for ownership opportunities to enhance shareholder value.”

Magnolia Motor Speedway, http://www.magnoliamotorspeedway.net/, is strategically located near the intersections of U.S. Highways 82 and 45. Several hundred racing drivers compete at Magnolia every year. Currently, races at the Speedway are sponsored by companies such as; Coca-Cola Co. (NYSE: KO), Molson Coors Brewing Company (NYSE: TAP), Anheuser-Busch Companies Inc. (NYSE:BUD), Auto dealers and other local businesses. American Racing Capital looks to bring its expertise into the marketplace; to help procure additional sponsors for the Speedway and to possibly expand on the number of race events for the benefit of the fans and the drivers.

About American Racing Capital, Inc.
American Racing Capital, Inc. is a company specializing in Motorsports and its strategy is to focus on several aspects of this industry.  Through it’s subsidiaries, American Racing Capital intends to; Acquire financial interests in several auto-racing facilities, Establish race management contracts at both existing and newly proposed racing facilities, Engage in the design, re-design, development and management of our wholly owned race tracks, Find and acquire motorsports companies to compliment our other holdings.  The Company’s business also includes motorsports sponsorship activation services and product licensing agreements, which are highly specialized promotional services in this industry. These programs entail introducing companies to multiple levels of; Race Driver, Race Team and Race Track sponsorship activities. American Racing Capital’s mission is to help companies develop and build brand reputation using motorsports as a revenue-generating opportunity.

For more information visit -	http://www.americanracingcapital.com
http://www.corporateevolutions.com/anrc.php

This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in American Racing Capital Inc.’s reports that will be on file with the US Securities and Exchange Commission.

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